Exhibit 10.1

ADDENTAX GROUP CORP.

Kingkey 100, Block A, Room 4805

Luohu District, Shenzhen City, China 518000

+(86) 755 8696 1405

April 26, 2024

Dear Mr. Li Weilin,

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Addentax Group Corp. (the “Company”) as an independent director with effect from April 26, 2024. In addition to your acceptance and acknowledgment of this appointment letter, please complete and return the attached Directors’ and Officers’ Questionnaire (the “D&O Questionnaire”).

In completing the D&O Questionnaire, you consent to serve as a director of the Company and you consent to the Company’s use of the information in the D&O Questionnaire in the Company’s filings with the Securities and Exchange Commission, , the NASDAQ Stock Market LLC, state governments and other regulatory authorities.

You agree to perform your responsibilities as an independent director and/or a member of the committees of the Board in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. Your appointment is effective immediately on the date of this appointment letter (the “Effective Date”). The continuation of your appointment is contingent on re-election at forthcoming annual stockholders’ meetings.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you to please disclose these interests to our corporate counsel, Loeb & Loeb LLP, so that the Company can identify any conflict of interest arising from our activities that may in the future intersect with yours. We expect that you will be considered to be an independent director and will be identified as such in any registration statement, annual report and/or other documentation. If circumstances change, and you believe that your independence may be in doubt, please discuss this with our corporate counsel. For the purpose of clarity, under the Nasdaq listing rules, an independent director is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Confidentiality

In your role as independent director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Ethics and other policies applicable to independent directors and all applicable laws and regulations relating to independent directors of a public company.

On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as an independent director of the Company.

Committees

In connection with your appointment, you and the Board have agreed that you will serve as a member of the Audit Committee, Compensation Committee and Governance and Nominating Committee and chairman of one of the aforementioned committees. Compensation associated with committee service is addressed in the Remuneration section of this appointment letter.

Remuneration

The Company’s independent director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

In consideration of your services and in accordance with the Company’s compensation arrangements for independent directors, you will receive annual cash compensation of $15,000 payable quarterly in advance on the first business day of each calendar quarter. Your first cash compensation payment on the Effective Date will likely comprise a pro-rata amount from the Effective Date through to the end of the relevant calendar quarter and thereafter quarterly payments in advance of each calendar quarter.

Further, in addition to cash compensation, you may be entitled to receive restricted ordinary shares and/or options to purchase to same on such terms and conditions as may be determined at a later date.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties provided such expenses are pre-approved by the Company.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided however that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

We look forward to your participation on the Board of Addentax Group Corp.,

Sincerely,

/s/ Hong Zhida
Hong Zhida
Chief Executive Officer

I, Li Weilin, accept the offer as stated above.

Signature:

/s/ Li Weilin
Date: April 26, 2024